As filed with the Securities and Exchange Commission on April 23, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SURFACE ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-5543980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

(617) 714-4096

(Address of Principal Executive Offices)

Surface Oncology, Inc. 2014 Stock Option and Grant Plan

Surface Oncology, Inc. 2018 Stock Option and Incentive Plan

Surface Oncology, Inc. 2018 Employee Stock Purchase Plan

(Full Title of the Plans)

J. Jeffrey Goater

Chief Executive Officer

50 Hampshire Street, 8th Floor

Cambridge, Massachusetts 02139

(617) 714-4096

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kingsley L. Taft, Esq. Robert E. Puopolo, Esq. Seo Salimi, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	J. Jeffrey Goater Chief Executive Officer 50 Hampshire Street, 8th Floor Cambridge, Massachusetts 02139 (617) 714-4096

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	4,389,869 shares(2)	$6.10(3)	$26,778,201	$3,333.89
Common Stock, $0.0001 par value per share	1,628,735 shares(4)	$15.00(5)	$24,431,025	$3,041.66
Common Stock, $0.0001 par value per share	256,818 shares(6)	$12.75(7)	$3,274,430	$407.67
Total	6,275,422 shares		$54,483,656	$6,783.22

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents shares of common stock issuable upon the exercise of outstanding stock option awards under the 2014 Stock Option and Grant Plan (the “2014 Plan”) as of the date of this Registration Statement. No further grants will be made under the 2014 Plan. To the extent outstanding options granted under the 2014 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2014 Plan, the number of shares underlying such awards will be available for future grant under the 2018 Stock Option and Incentive Plan (the “2018 Plan”). See footnote 4 below.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $6.10 per share, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2014 Plan as of the date of this Registration Statement.
(4)	Represents 1,628,735 shares of common stock reserved for issuance under the 2018 Plan, which consists of (i) 31,453 shares of common stock issuable upon the exercise of outstanding stock option awards under the 2018 Plan, plus (ii) 1,514,001 shares of common stock reserved for future issuance under the 2018 Plan, plus (iii) 83,281 shares of common stock originally reserved for issuance under the 2014 Plan that became available for issuance under the 2018 Plan upon the completion of the Registrant’s initial public offering. In addition to the shares registered under the 2018 Plan, to the extent that awards outstanding under the 2014 Plan as of the date of this Registration Statement are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for future grant under the 2018 Plan. The 2018 Plan also provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2018 Plan on January 1 of each year. The number of shares added each year will be equal to: (i) 4% of the issued and outstanding shares of common stock on the immediately preceding December 31 or (ii) such lesser amount as determined by Administrator (as defined in the 2018 Plan).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $15.00, the initial public offering price per share of the Registrant’s common stock set forth on the cover page of the Registrant’s prospectus dated April 18, 2018 relating to its initial public offering.
(6)	Represents shares of common stock reserved for future issuance under the 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The 2018 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2018 ESPP on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 1% of the issued and outstanding shares of common stock on the immediately preceding December 31 and (ii) such lesser amount as determined by the Administrator (as defined in the 2018 ESPP).
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on 85% of $15.00, the initial public offering price per share of the Registrant’s common stock set forth on the cover page of the Registrant’s prospectus dated April 18, 2018 relating to its initial public offering. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the Offering Date (as defined in the 2018 ESPP) or on the exercise date, whichever is less.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on April 19, 2018, relating to the Registration Statement on Form S-1, as amended (File No. 333-223877), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38459), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 17, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

4.2	Form of Amended and Restated By-laws (Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

4.3	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated November 6, 2014, as amended on January 9, 2016 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	2014 Stock Option and Grant Plan, as amended, and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

99.2	2018 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

99.3	Form of Incentive Stock Option Agreement under the Registrant’s 2018 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

99.4	Form of Non-Qualified Stock Option Agreement for Company Employees under Registrant’s 2018 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

99.5	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the Registrant’s 2018 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

99.6	Form of Restricted Stock Award Agreement under the Registrant’s 2018 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

99.7	Form of Restricted Stock Unit Award Agreement for Company Employees under Registrant’s 2018 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

99.8	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors under the Registrant’s 2018 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

99.9	2018 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223877)).

*	Filed herewith.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 23rd day of April, 2018.

SURFACE ONCOLOGY, INC.

By:	/s/ J. Jeffrey Goater
J. Jeffrey Goater
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of J. Jeffrey Goater and Daniel S. Lynch as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ J. Jeffrey Goater J. Jeffrey Goater	Chief Executive Officer (Principal Executive, Financial and Accounting Officer)	April 23, 2018

/s/ Daniel S. Lynch Daniel S. Lynch	Chairman of the Board	April 23, 2018

/s/ David S. Grayzel David S. Grayzel, M.D.	Director	April 23, 2018

/s/ Geoffrey McDonough Geoffrey McDonough, M.D.	Director	April 23, 2018

/s/ Armen B. Shanafelt Armen B. Shanafelt, Ph.D.	Director	April 23, 2018

/s/ Elliott Sigal Elliott Sigal, M.D., Ph.D.	Director	April 23, 2018

/s/ Laurie D. Stelzer Laurie D. Stelzer	Director	April 23, 2018